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                                                                    EXHIBIT 10.3

                          MEMORANDUM OF UNDERSTANDING

     This Memorandum of Understanding (the "Agreement"), entered into as of June 14, 2000 (the "Effective Date"), will confirm the basic terms of the agreement between FOX LATIN AMERICAN CHANNEL, INC. a Delaware corporation ("Fox"), on the one hand, and STAN LEE MEDIA, INC., a Colorado corporation ("SLM"), on the other hand, concerning the subject matter hereof.

     1.   SLM Web Site.

          (a) Fox agrees, at its own expense, to "localize" the existing Stan Lee Web Sites (i.e., stanlee.net and scuzzle.com), all significant modifications thereto, and all similar web sites, or other internet-based delivery systems for all manner of access devices, including, without limitation, if applicable under
Section 2(a) hereunder, wireless devices such as Wireless Application Protocol compliant devices, acquired, created, or controlled by SLM during the "Operational Term" (as defined in Paragraph 8 below) (collectively the "SLM Web Sites"). "Localization" shall mean the ongoing dubbing, subtitling and/or translating into the relevant languages in the "Territory" (as defined in Paragraph 9 below), and consulting on the modification of the Web Site to suit the taste of the local audiences. Notwithstanding anything contained herein to the contrary, Fox shall use good faith, reasonable efforts to Localize content contained on the SLM Web Sites during the Operational Term, but may decide, in its reasonable business judgment, not to Localize specific content. Upon the decision of Fox not to Localize any such content, all rights to such content will revert to SLM.

          (b) It is the intention of Fox to co-brand the localized Web Site by delivering same through its web sites and other internet-based delivery systems in the Territory, subject to the Wireless Rights as set forth in Paragraph 2(a) below. Fox shall support (e.g., through vehicles such as magazines, contests, and events) the co-branded content in a manner not less favorable than other similar properties promoted by Fox. SLM and Fox agree to create links in both directions between the Web Site and Fox's web sites in the Territory and to all relevant sites controlled by the parties supporting such co-branded activities. The localized Web Site shall contain the co-branding credit, "Fox and Stan Lee Media Present ___________," or such other credit as to which the parties mutually agree. The localized Web Site shall be accessible by entering URLs which begin with the Fox brand, shall be located in the Fox web site environment, and shall be directly accessible through unique URL's such as stanlee.com.br.

          (c) Fox shall promote the various properties which are subject of the Agreement during the Operational Term in a manner not less favorable than other similar properties promoted by Fox.

          (d) Fox shall use reasonable efforts to promptly perform the Localization and promotional activities of Fox described above, and the co-branding activities (including the delivery of the localized Web Site) during the Operational Term.

     2.   Animated Properties.

          (a) SLM hereby grants to Fox the exclusive right throughout the Territory during the "Distribution Term" (as defined in Paragraph 2(b) below) to distribute, transmit, exhibit, license,
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advertise, duplicate, promote, perform and otherwise exploit any and all animated (i.e., other than substantially completely live action) "Properties" (as defined below) and all elements thereof at present wholly-owned and/or controlled by, or hereafter created by, or a controlling interest of which is hereafter acquired by SLM or any affiliate during the Operational Term (collectively the "Animated Properties") by any means of audio and/or visual technology whether at present existing or hereafter developed, including, without limitation, by free over-the-air television, cable television and online (including Internet, www, cable modem and all other forms of online or other electronic distribution now known or, with the reasonable approval of SLM, hereafter developed), narrow and broadband services. The foregoing shall include all print, electronic, and music publishing and merchandising rights to the Animated Properties and all elements thereof in the Territory during the Distribution Term. The term "Property" or "Properties" shall mean all intellectual property of any nature, including, without limitation, audio and/or visual productions (including webisodes and other computer mediated games and other experiences), products, characters, literary and/or musical materials, including, without limitation, books, screenplays, treatments, ideas, themes, etc., and any derivative works based on any of the foregoing. Notwithstanding the foregoing, with regard to distribution rights for the display and other exploitation of Animated Properties for wireless devices such as Wireless Application Protocol compliant devices ("Wireless Rights"), Fox shall have a right of first negotiation to acquire the exclusive distribution and other exploitation rights for the Wireless Rights during the Distribution Term in the Territory. Fox's right of first negotiation shall mean that SLM shall not negotiate with any third party with respect to the rights in question or itself exploit such rights in the Territory until SLM has negotiated with Fox in good faith in respect of such rights in the Territory for at least a period of 45 days (or shorter if Fox declines to enter into such negotiations). If Fox declines to enter into such negotiations or an agreement in principle is not concluded within such 45 day period, SLM shall be entitled to negotiate as to the applicable rights with any third party.

     (b) The "Distribution Term" shall mean that period of time commencing upon the Effective Date and continuing until one year after the termination or expiration of the Operational Term.

     (c) SLM shall be fully responsible for the creation, production, and delivery of the Animated Properties, including all costs associated therewith. Fox shall be solely responsible for the costs (which shall be treated as Production Costs) necessary to edit (which Fox shall have the right to do) the Animated Properties as desirable for exploitation in the Territory in the applicable medium or media (including, without limitation, for use as interstitial programming in connection with programing created or exploited by Fox or any licensee of Fox in the Territory), provided that any such editing shall be subject to the reasonable consent of SLM.

     (d) Notwithstanding anything to the contrary contained herein, SLM shall have the right to exclusively license the Animated Properties for worldwide theatrical release, provided that the definitive documentation further memorializing this Agreement shall provide for equitable compensation to Fox in connection with any such theatrical release in the Territory.

     3. Live Action and Third Party Properties. Fox shall have a right of first negotiation to acquire the distribution and other exploitation rights (including any and all ancillary rights) in any and all media (whether or not now known or recognized) exclusively in the Territory in any and all live action. Properties now owned or controlled or hereafter created, licensed or acquired by SLM or any

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affiliate during the Operational Term (the "Live Action Properties") and any and
all distribution and other exploitation rights (including any and all ancillary rights) in any and all Properties acquired by SLM from any third party during the Operational Term (the "Third Party Properties"). Fox's right of first negotiation shall mean that SLM shall not negotiate with any third party with respect to the rights in question or itself exploit such rights in the Territory until SLM has negotiated with Fox in good faith in respect of such rights in the Territory for at least a period of 45 days (or shorter if Fox declines to enter into such negotiations). If Fox declines to enter into such negotiations or an agreement in principle is not concluded within such 45 day period, SLM shall be entitled to negotiate as to the applicable rights with any third party.

     4. Jointly Created Properties. The parties shall use best efforts to jointly create and/or develop during the Operational Term original animated and other Properties of which the property currently entitled "Kids Cup 2000" is one (the "Jointly Created Properties"). SLM and Fox shall each own an undivided 50% interest in the copyright (and all renewals and extensions of the copyright) and all other rights in and to the Jointly Created Properties, and neither party shall have the right to exploit or otherwise dispose of any such rights without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that Fox shall own exclusively and perpetually all distribution and other exploitation rights (including any and all ancillary rights) in the Territory in the Jointly Created Properties and all elements thereof, with SLM having a consultation right, but not an approval right with regard to exploitation of the Jointly Created Properties in the Territory. Notwithstanding the grant to Fox of the exclusive rights referenced in the previous sentence, Fox shall not exploit the Jointly Created Properties in any manner that would be offensive to good taste, inconsistent with or would injure the reputation of SLM and/or of the Jointly Created Properties.

     5. Allocation of Revenues. "Gross Receipts" shall mean all revenues actually received and earned by Fox or SLM, as the case may be, freely convertible to U.S. dollars from the exploitation of all the rights granted to Fox pursuant to this Agreement (including, without limitation, any and all revenues payable by any third party pursuant to any agreement entered into by Fox during the Operational Term, whether or not such monies are payable during or after the Operational Term). Revenues received hereunder in foreign accounts which cannot be lawfully removed from that country ("Blocked Funds") shall not constitute Gross Receipts unless and until disbursement to Fox or SLM, as the case may be, takes place pursuant to Paragraph 5(d) below, at which time such revenues shall be included in Gross Receipts. Gross Receipts shall be allocated as follows, on a continuing and cumulative basis and in the following order of priority:

         (a) First, from the Gross Receipts remaining, if any, Fox or SLM, as the case may be, shall deduct and retain an amount equal to any payments made or incurred to any third party as contingent compensation in connection with the exploitation of the rights granted to Fox hereunder (howsoever denominated, whether as net profits, net receipts, adjusted gross receipts, first dollar gross receipts, fixed or contingent deferments, bonuses, etc.);

          (b) Next, Fox or SLM, as the case may be, shall deduct and retain a distribution fee equal to 20% of the Gross Receipts generated from revenues received by such party;

          (c) Next, the Gross Receipts remaining, if any, shall be divided 50% to Fox and 50% to SLM, and

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        (d) Notwithstanding the foregoing, in the event that any Blocked Funds are held in a foreign account of either party, the other party may designate a recipient bank account in the same Blocked Funds country; the party holding such Blocked Funds shall, no more than once per year, transfer to the other party's designated bank account its share of these Blocked Funds pursuant to the revenue allocation formula contained in this Paragraph 5, and such revenues shall then be included in Gross Receipts hereunder. The party disbursing Blocked Funds makes no warranties or representations that any part of any such foreign currencies may be converted into U.S. dollars in the United States.

     6. Representations; Warranties; Indemnification. SLM warrants and represents that (a) SLM owns and/or controls, or has obtained clearances for, all rights necessary to use the assets it provides to Fox for inclusion in the localized Web Site for the purposes contemplated hereunder, (b) the use, as contemplated by this Agreement, of the material supplied by SLM hereunder shall not infringe any copyright, trademark, trade secret or other third party proprietary right; including, but not limited to, guild obligations or reuse fees, and (c) there is no impediment to SLM's performance of its obligations hereunder. SLM agrees to defend, indemnify and hold harmless Fox, its affiliates, officers, directors and employees for any claims, liabilities, suits or proceedings (including attorneys fees) alleging a breach of these warranties.

     7. Accounting/Auditing. The definitive documentation further memorializing this Agreement shall provide for customary accounting and audit rights on behalf of the paries.

     8. Operational Term. The "Operational Term" shall mean that period of time commencing upon the Effective Date and continuing for the following two (2) years.

     9. Territory. The "Territory" shall mean Latin America and all ships and aircraft flying the flag of any Latin American country. Additional territories shall be subject to good faith negotiation between the parties. For the purpose of this Agreement, Latin America shall mean Mexico, Central America, South America, and all nations in the Caribbean Sea, excluding Puerto Rico.

     10. Confidentiality. The parties shall not, without the prior consent of the other party, disclose the terms or existence of this Agreement to any third party except their respective advisers who shall also treat the terms and existence of this Agreement as confidential, and except as required by law. The parties agree to in good faith develop a press release relating to their having entered into this Agreement, the content and timing of which shall be subject to their mutual and reasonable approval.

     11. Delivery Requirements. All materials to be delivered hereunder by SLM to Fox shall be provided in internet-ready format; upon Fox's request, any such material(s) shall also be delivered in television-ready format.

     12. Definitive Agreements. The parties will work in good faith and shall use best efforts to finalize definitive documentation further memorializing the Agreement not later than 90 days following execution of this Memorandum of Understanding.

     13. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, cannot be amended except by in writing signed by both parties.
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supersedes any and all prior or contemporaneous agreements relating to its subject matter, and is subject to the laws of the United States and the State of California. Paragraph heading used herein are for convenience only and shall not be used to interpret this Agreement. Promptly following execution of this Agreement, the parties agree to enter into a more formal agreement containing the terms hereof and such other terms and conditions customarily contained in an agreement of this nature (including, without limitation, applicable representations, warranties, indemnifications, and provisions relating to the specific credit to be accorded the parties, force majeure, death, disability, and protection of the respective parties' intellectual property rights, waivers by SLM of injunctive and other equitable relief, etc.), which other terms and conditions shall be subject to good faith negotiation within Fox's customary business parameters. Until such time as such more formal agreement is entered into, this Agreement shall constitute a binding agreement between the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FOX LATIN AMERICAN CHANNEL, INC.        STAN LEE MEDIA, INC.


By: /s/ [SIGNATURE ILLEGIBLE]           By: /s/ [SIGNATURE ILLEGIBLE]
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Its: V.P. General Manager               Its: EVP
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